Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated November 18, 2019 to Prospectus dated November 18, 2019

Registration No. 333-234746

DOMINION ENERGY GAS HOLDINGS, LLC

FINAL TERM SHEET

November 18, 2019

	2019 Series A 2.50% Senior Notes due 2024	2019 Series B 3.00% Senior Notes due 2029	2019 Series C 3.90% Senior Notes due 2049
Issuer:	Dominion Energy Gas Holdings, LLC	Dominion Energy Gas Holdings, LLC	Dominion Energy Gas Holdings, LLC

Principal Amount:	$600,000,000	$600,000,000	$300,000,000

Expected Ratings* (Moody’s/S&P/Fitch):	Baa1 (stable outlook)/ BBB+ (stable outlook)/ BBB+ (stable outlook)	Baa1 (stable outlook)/ BBB+ (stable outlook)/ BBB+ (stable outlook)	Baa1 (stable outlook)/ BBB+ (stable outlook)/ BBB+ (stable outlook)

Trade Date:	November 18, 2019	November 18, 2019	November 18, 2019

Settlement Date (T+3)**:	November 21, 2019	November 21, 2019	November 21, 2019

Final Maturity Date:	November 15, 2024	November 15, 2029	November 15, 2049

Interest Payment Dates:	May 15 and November 15	May 15 and November 15	May 15 and November 15

First Interest Payment Date:	May 15, 2020	May 15, 2020	May 15, 2020

Optional Redemption:	Make Whole Call at T+15 bps prior to October 15, 2024; Par Call on or after October 15, 2024	Make Whole Call at T+20 bps prior August 15, 2029; Par Call on or after August 15, 2029	Make Whole Call at T+25 bps prior to May 15, 2049; Par Call on or after May 15, 2049

Benchmark Treasury:	1.50% due October 31, 2024	1.75% due November 15, 2029	2.25% due August 15, 2049

Benchmark Yield:	1.634%	1.817%	2.303%

Spread to Benchmark Treasury:	+88 bps	+123 bps	+160 bps

Reoffer Yield:	2.514%	3.047%	3.903%

Coupon:	2.50%	3.00%	3.90%

Price to Public:	99.935%	99.598%	99.948%

Proceeds to the Company Before Expenses:	99.335%	98.948%	99.073%

CUSIP/ISIN:	257375AN5/ US257375AN55	257375AP0/ US257375AP04	257375AQ8/ US257375AQ86

Joint Book-Running Managers:	J.P. Morgan Securities LLC, Mizuho Securities USA LLC, MUFG Securities Americas Inc., Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, CIBC World Markets Corp., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., ING Financial Markets LLC, KeyBanc Capital Markets Inc., PNC Capital Markets LLC, RBC Capital Markets, LLC, SG Americas Securities, LLC, SunTrust Robinson Humphrey, Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated November 18, 2019, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request them by calling:

J.P. Morgan Securities LLC	1-212-834-4533 (collect)
Mizuho Securities USA LLC	1-866-271-7403 (toll free)
MUFG Securities Americas Inc.	1-877-649-6848 (toll free)
Scotia Capital (USA) Inc.	1-800-372-3930 (toll free)
SMBC Nikko Securities America, Inc.	1-888-868-6856 (toll free)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

We expect that delivery of the Senior Notes will be made against payment for the Senior Notes on the Settlement Date, which will be the third business day following the date of this final term sheet (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Senior Notes on the date of this final term sheet will be required, by virtue of the fact that the Senior Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisers.